# BOSTON

ROOFING & ALUMINUM
CONTRACTORS
59 MARTIN STREET
KING CITY, ONTARIO
L7B 1J3
*Phone (416) 833-3603 or (416) 833-3963*
*fax (416) 833-3954*

April 17, 2007

R-3 Technologies Inc.
Attention: Stan Kolaric
Tel- 416-931-9503 Fax-905-880-4177

Dear Sir,Madame:

This letter is to confirm that Boston Roofing & Aluminum inc. will be bringing to R-3 Technologies 50% of our business in disposal of old asphalt shingles.
Our projected estimate per month with R-3 Technologies will be 80 metric tons.
If you have any further questions please feel free to contact us at the numbers listed above.

Yours truly,

Boston Roofing & Aluminum Inc.
Carlo Parri

CAPITAL
ENVIRONMENTAL RESOURCE INC.

November 7,2007

R-3 Technologies Inc.
Fenmar Drive
Weston, Ontario

Dear Sirs,

Please accept this letter as confirmation that Capital Environmental Resource Inc. would be interested in supplying shingle waste to R-3 Technologies Inc. Your Fenmar location is geographically situated and competitive, as to prove economically beneficial to some of our hauling divisions. Capital Environmental Resource Inc. looks forward to supporting your new technology.

Yours truly,

Glen Kingswood
Vice President, Ontario Operations

1005 Skyview Drive Burlington, Ontario L7P 5B1 Telephone (905) 319-1237 Fax: (905) 319-9050

Direct
WASTE SYSTEMS INC.
"Your Direct Waste Solution"

Recyco
ENVIRONMENTAL INC.

January 23,2007

Att: Bill Graham

The purpose of this correspondence is to confirm that Direct Waste/ Recyco Environmental will supply R 3 Technologies approximately 30-40 tonnes per day of shingle waste at your location on Fenmar Drive, Weston Ontario
As you indicated a tip fee of $50.00 per tonne is a competitive rate.

We look forward to participating in your new Technology.

Sincerely,

Jack Zangari
F.E. Systems Mgr.

10525 Keele Street, Maple, Ontario L6A 1R7
Tel: (905) 303-8300 • Fax: (905) 303-1676 • Toll Free 1-888-754-2021

An All Canadian Company

TOTAL P.01

IRON EAGLE INDUSTRIES INC.

R Three Technologies Inc.
79 Fenmar Drive
North York, Ontario
M9L 1M3

Dear Stan:

It was a pleasure to meet with you and tour your facility. Your new technology and product is very exciting and I am convinced that a new product which is environmentally friendly and 100% recycled has a competitive edge in the existing market and is destined for success.

We at Iron Eagle are very conscientious about the environment that we live in, therefore, we strongly believe a new product like yours will have a definite advantage in today's market.

In our 25-year existence, Iron Eagle has successfully completed large commercial, industrial and residential projects where your product was applicable. I have no hesitation to commit our company to include your product in our large marketing and sales force.

Looking forward to hearing from you on your progress

Yours Truly,

Nick Leone

1256 Cardiff Boulevard, Mississauga, Ontario L5S 1R1
Telephone: (905) 670-2558 Telefax: (905) 670-2538

STRENGTH, BEAUTY AND QUALITY

EFFECTIVE WASTE MANAGEMENT

K&K SALVAGE

134 Orchard Road
Ajax, Ontario
L1S 6K9

Tel: (905) 426-8989
Fax: (905) 426-4327

February 21,2007

Dear Bill Graham,

As discussed, you could anticipate approximately 30 – 50 tonnes per day of roofing material from our fleet. This volume could increase depending on special large projects. Bill, the tipping fee would have to be competitive to obtain this volume i.e.) $50.00/Tonne

Sincerely Yours,

Kevin Morgan

*All Waste Removal & Recycling Needs*

- M.O.E. Waste Audits
- Compacter Sales & Rentals
- Paper, Cardboard & Plastic Recycling
- Ferrous & Non Ferrous Metal Salvage
- Customized Waste Handling Equipment
- 2 Through 40 Cubic Yard Container Service